Exhibit 10.32
PLAN OF CONVERSION
OF
ASCEND WELLNESS HOLDINGS, LLC

This Plan of Conversion (the “Plan of Conversion”) is adopted as of April 22, 2021, by Ascend Wellness Holdings, LLC, a Delaware limited liability company (the “Company”).

WITNESSETH:

WHEREAS, the Company is a limited liability company duly organized and existing under the laws of the State of Delaware, and the members of the Company (the “Members”) and the Managing Member of the Company (the “Managing Member”) desire that the Company convert (the “Conversion”) into a Delaware corporation initially named “Ascend Wellness Holdings, Inc.” (the “Corporation”) pursuant to this Plan of Conversion, Section 18-216 of the Delaware Limited Liability Company Act (“Section 18-216”) and Section 265 of the Delaware General Corporation Law (“Section 265”).

NOW, THEREFORE, the Conversion shall be effected as follows:

1.Conversion. Pursuant to (i) a certificate of conversion to corporation with respect to the Conversion (the “Certificate of Conversion”) and (ii) the certificate of incorporation of the Corporation in the form set forth in Exhibit A hereto, each as filed with the office of the Secretary of State of the State of Delaware, the Company shall be converted into the Corporation. The effective time of the Conversion shall be the date and time specified in the Certificate of Conversion (the “Effective Time”).

2.Directors and Officers; By-Laws. Following the Effective Time, (i) Abner Kurtin, as sole incorporator of the Corporation, shall elect Abner Kurtin, Francis Perullo, Scott Swid and Emily Paxhia as the members of the board of directors of the Corporation and adopt the By-laws of the Corporation in the form set forth in Exhibit B hereto (the “By-Laws”), and (ii) such board of directors shall elect Abner Kurtin as President and Chief Executive Officer, Dan Neville as Treasurer and Chief Financial Officer, Frank Perullo as Secretary and Chief Strategy Officer, Chris Melillo as Chief Revenue Officer, and Robin Debiase as Chief People Officer of the Corporation, in each case to serve in such office in the manner specified in such By-Laws.

3.Effect of Conversion. Upon the Effective Time, the Company shall convert into the Corporation in the manner and as more fully set forth in Section 18-216 and Section 265. Upon the Effective Time, all rights, privileges and powers of the Company, and all property, real, personal and mixed, and all debts due to the Company, as well as all other things and causes of action belonging to the Company, shall remain vested in the Corporation and shall be the property of the Corporation; provided, that all rights of creditors and all liens upon any property of the Company shall be preserved unimpaired, and all debts, liabilities and duties of the

Company shall remain attached to the Corporation. All acts, plans, policies, agreements, arrangements, approvals and authorizations of the Company, its members and agents that were valid and effective immediately prior to the Effective Time shall remain in effect after the Conversion and shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Corporation and shall be as effective and binding thereon as the same were with respect to the Company.

4.Further Assurances. From time to time, as and when required by the Corporation or by its successors and assigns, there shall be executed and delivered in the name of the Company such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Corporation the right and title in and to, and possession of, all the property, interest, assets, rights, privileges, immunities, powers, franchises and authority of the Corporation and otherwise to carry out the purposes of this Plan of Conversion. The officers of the Corporation are fully authorized in the name of the Company or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

5.Conversion of Membership Interests. Upon the Effective Time, by virtue of the Conversion and without any further action on the part of the Members, the Managing Member, the Company or the Corporation, notwithstanding anything to the contrary contained in the Fifth Amended and Restated Limited Liability Company Agreement of the Company dated March 2, 2021 (the “Operating Agreement”), 100% of the ownership interest of the Company shall be changed and converted into shares of capital stock of the Corporation as follows: (i) each Common Unit (as defined in the Operating Agreement) shall be changed and converted into one half of one share of Class A Common Stock, $0.001 par value per share, of the Corporation (the “Class A Common Stock”), (ii) each Series Seed Preferred Unit (as defined in the Operating Agreement) and Series Seed+ Preferred Unit (as defined in the Operating Agreement) shall be changed and converted into one half of one share of Class A Common Stock, and (iii) each Real Estate Preferred Unit (as defined in the Operating Agreement) shall be changed and converted into a number shares of Class A Common Stock equal to one half of (x) one (1) plus (y) (A) $0.40 multiplied by 1.5 divided by (B) the price at which the shares of Class A Common Stock are sold to the public generally in the initial public offering. If a Member holds Common Units that are subject to vesting, then the shares of Class A Common Stock of the Corporation that such Member receives in the Conversion shall remain subject to vesting, on the same vesting schedule as such Common Units. No fractional shares of Class A Common Stock shall be issued in the Conversion. Notwithstanding anything to the contrary contained herein or in the Operating Agreement, the number of shares of Class A Common Stock to be issued at any time to a holder of units of the Company who would otherwise have been entitled to receive a fraction of a share of Class A Common Stock shall be rounded down to the nearest whole number, with no cash being payable for any fractional share eliminated by such rounding.

6.Amendment. Subject to applicable law, this Plan of Conversion may be amended, supplemented or modified at any time by the Company or the Corporation.

7.Abandonment. At any time before the Effective Time, this Plan of Conversion may be terminated and the Conversion may be abandoned pursuant to a writing signed by the Managing Member.

8.Facsimile Signatures. This Agreement may be executed by facsimile signatures, including by PDF.

[signature page follows]

IN WITNESS WHEREOF, this Plan of Conversion is hereby executed as of the date first written above on behalf of Ascend Wellness Holdings, LLC by its authorized signatory.

Ascend Wellness Holdings, LLC

By:_____________________________
Name:
Title:

[Signature page to Plan of Conversion Ascend Wellness Holdings, LLC]

Exhibit A

Certificate of Incorporation of Ascend Wellness Holdings, Inc.

See attached.

Exhibit B

Form of By-laws of Ascend Wellness Holdings, Inc.

See attached.